Exhibit 99.4


        Monsanto Pre-Announces Fourth Quarter and Full-Year 1999 Earnings

Monsanto Company has announced that the company will delay releasing its fourth quarter and full-year earnings until Feb. 10, to coincide with the release of Pharmacia & Upjohn's earnings. The company also announced that earnings for the fourth quarter and full-year were better than most analysts had forecast.

Both the agricultural and pharmaceutical businesses had earnings before interest expense and taxes (EBIT) in the fourth quarter well in excess of EBIT for the comparable period last year after adjusting for non-recurring factors.


For the full year, after adjusting for non-recurring factors, Monsanto earned approximately $1 per share. Both the pharmaceutical and agricultural businesses performed at or above expectations. Celebrex arthritis treatment ended up with sales of $1.5 billion, even though the product was not launched until late January 1999. Volumes for Roundup herbicide remained strong and reached the product's historical 20 percent growth trend line for the entire year.


Monsanto also highlighted the progress it made on its balance sheet in 1999. The company reduced debt as a result of better than expected management of capital expenditures. Also, working capital as a percentage of sales declined in 1999 when compared with working capital as a percentage of sales in 1998.

Monsanto Company and Pharmacia & Upjohn announced on December 19, 1999 that they have entered into a definitive agreement to merge the two companies. Monsanto stated that the merger process is proceeding on schedule.